Exhibit 99.1

      Insituform Technologies, Inc. Acquires Its New York
                    and New Jersey Licensees

Business Editors

     CHESTERFIELD, Mo.--Feb.3, 2000--Insituform Technologies, Inc. (NASDAQ National Market: INSUA) ("Insituform") announced today that it had acquired the rights to the Insituform(R) Process and the NuPipe(R) Process for the States of New York and New Jersey, through the acquisition of Insituform Metropolitan Inc. and related assets of its affiliates.

     Since 1981, Insituform Metropolitan Inc. and its affiliates Empire Insituform, Inc. and Insituform Metropolitan (a joint venture of Varlotta Equipment Co. Inc. and George Burrows Inc., a subsidiary of Spearin Preston & Burrows, Inc.) have held license rights granted by the Company which entitled them to utilize the Insituform Process (and, since 1990, the NuPipe Process) in territories now aggregating all of the States of New York and New Jersey. As a result of the transaction, the Company will pay approximately $5.2 million in cash in exchange for all license rights and the transfer of the operating assets of the sellers in their pipe rehabilitation business.

     Anthony W. Hooper, Chairman of the Board, President and Chief Executive Officer of the Company, stated that, "We are pleased to bring this transaction to completion. The addition of New York and New Jersey increases the population base we serve in the United States by about 15%. It adds a region with many large cities with some of the oldest infrastructure in the country. We plan to extend our operations and business development model to this new territory."

     Insituform Technologies, Inc. is a worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

     This press release contains forward-looking statements, which are inherently subject to risks and uncertainties. Future results could differ materially from those anticipated currently due to a number of factors, including, without limitation, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time.


CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO, 636/530-8000